EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-26767, 333-26977, 333-35048, 333-61058, 333-61068, 333-123133, and 333-151475 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Greif, Inc. and subsidiary companies, and the effectiveness of Greif, Inc. and subsidiary companies’ internal control over financial reporting dated December 20, 2018, appearing in the Annual Report on Form 10-K of Greif, Inc. and subsidiary companies for the year ended October 31, 2018.

/s/ Deloitte & Touche LLP

Columbus, Ohio
December 20, 2018